Exhibit 23.3

100 N. Tustin Avenue, 2nd floor Anaheim, CA 92807 Office: (714) 238-0000 E-Fax: (714) 451-4160 www.bycpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Nxt-ID, Inc.

We consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 (No. 333-222452) of our report dated November 6, 2017 relating to the financial statements of Fit Pay, Inc. for the year ended December 31, 2016, which is contained in that Prospectus, which is contained in Part II of this Registration Statement on Form S-1 (No. 333-222452). We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Benjamin & Young, LLP

February 2, 2018

Anaheim, California